Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, December 12, 2007		205.326.8421

Energen Raises 2008 Earnings Guidance Range to $3.95-$4.35 per

Diluted Share

2007 Earnings May Exceed Guidance Range

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that it has completed the 2008 budget process and, as a result, is raising its 2008 earnings guidance range by 30 cents to $3.95-$4.35 per diluted share. In addition, Energen anticipates that its 2007 earnings will reach or exceed $4.20 per diluted share, which is the top end of its existing 2007 earnings guidance range.

Key assumptions in Energen’s 2008 budget are:

•	Existing hedge position covering approximately 73 percent of estimated 2008 production;

•	Assumed prices for unhedged natural gas, oil and natural gas liquids (NGL) production of $7.50 per thousand cubic feet (Mcf), $75 per barrel and 97.5 cents per gallon, respectively;

•	Production of 102 billion cubic feet equivalent (Bcfe);

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Capital spending of $370 million, including approximately $308 million by Energen Resources Corporation (ERC), the Company’s oil and gas subsidiary, and $62 million by Alagasco, Energen’s natural gas utility;

•	An average DD&A rate at ERC of $1.24 per Mcf equivalent (Mcfe);

•	Lease operating expense (LOE) at ERC, including production taxes, of $2.21 per Mcfe;

•	General and administrative (G&A) expense at ERC of $0.52 per Mcfe;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $315 million; and

•	Average diluted shares outstanding of 72.2 million.

MANAGEMENT COMMENTS

“We are very pleased to be raising our 2008 earnings guidance range by 30 cents per diluted share,” said James McManus, Energen’s president and chief executive officer. “Our hedge position is even stronger than it was when we last issued our earnings guidance for 2008 at the end of October; we now expect only a modest increase in our DD&A expense; and our G&A expense is less than we had anticipated.

“With only two weeks remaining in our 2007 year, we believe recent gains from better-than-expected oil and natural gas liquids prices will result in our earning at or beyond the upper end of our 2007 earnings guidance range of $4.10 to $4.20 per diluted share,” McManus said. “Regardless, 2007 will be another record earnings year for Energen.”

2008 HEDGE POSITION SUMMARY

Energen Resources’ 2008 hedge position by commodity is as follows:

Commodity	Hedge Vols.	2008e Production	% Hedged	NYMEXe Price
Natural Gas	49.5 Bcf	67.1 Bcf	74	$8.54 /Mcf
Oil	3.1 MMBbl	4.2 MMBbl	74	$68.59 / barrel
NGL	47.8 MMgal	69.8 MMgal	68	$0.96 / gallon

Energen Resources’ 2008 natural gas and oil hedge positions by hedge type are as follows:

	Natural Gas Hedges
	Volumes (Bcf)	Assumed Differential (per Mcf)	NYMEXe Price (per Mcf)
NYMEX	18.7	—	$8.52
San Juan Basin	30.8	$1.05	$8.55

	Oil Hedges
	Volumes (MBbl)	Assumed Differential (per barrel)	NYMEXe Price (per barrel)
Sour Oil (WTS)	2,398	$5.00	$67.02
NYMEX	657	—	$74.30

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

A breakdown of ERC’s estimated 2008 production and hedge position by region and commodity is shown below.

Commodity	San Juan Basin		Permian Basin		Black Warrior Basin		N. LA/E. TX/Other
	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged
Gas (Bcf)	41.5	74%	3.6	53%	14.3	87%	7.6	57%
Oil (MMBbl)	0.08	—	4.03	76%	—	—	0.05	—
NGL (MMgal)	57.9	83%	11.9	—	—	—	—	—
Total (Bcfe)	50.3	75%	29.5	69%	14.3	87%	7.90	55%

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2008 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $7.50 represents an estimated net income impact of approximately $700,000 (1.0 cent per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $75.00 per barrel represents an estimated net income impact of approximately $500,000 (0.7 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.975 per gallon represents an estimated net income impact of approximately $100,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 Tcfe of proved reserves and 1.9 Tcfe of probable and possible reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at www.energen.com.

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